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As filed with the Securities and Exchange Commission on April 27, 2001

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERIX CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	93-1135197
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1521 Poplar Lane
Forest Grove, OR 97116
(Address of principal executive offices,
including zip code)

MERIX CORPORATION
1994 STOCK INCENTIVE PLAN,
AS AMENDED SEPTEMBER 28, 2000

MERIX CORPORATION
2000 NONQUALIFIED STOCK OPTION PLAN
(Full title of the plans)

JANIE S. BROWN
Merix Corporation
1521 Poplar Lane
Forest Grove, OR 97116
(503) 359-9300
(Name, address and telephone number,
including area code, of agent for service)

Copies to:
PATRICK J. SIMPSON
SHANNON HARTWELL
Perkins Coie LLP
1211 S.W. Fifth Avenue, Suite 1500
Portland, Oregon 97204-3715

CALCULATION OF REGISTRATION FEE

Plan	Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

1994 Stock Incentive Plan, as amended	Common Stock	425,000	$17.49	$7,433,250	$1,858.31

2000 Nonqualified Stock Option Plan	Common Stock	2,000,000	$17.49	$34,980,000	$8.745.00

Total	Common Stock	2,425,000	$17.49	$42,413,250	$10,603.31

(1)
Based on shares subject to outstanding options or reserved for future issuance pursuant to the employee benefit plans, together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the registration fee is based on the average of the high ($17.76) and low ($17.21) sales prices for the Common Stock on April 23, 2001, as reported for such date on Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by Merix Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

  (a)
  The Company's annual report on Form 10-K for the year ended May 27, 2000.

  (b)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the annual report referred to in (a) above.

  (c)
  The description of the authorized capital stock of the Company contained in the Company's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

    All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

    Not Applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

    Not Applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As an Oregon corporation, the Company is subject to the laws of the State of Oregon governing private corporations and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.027(2)(d) of the Oregon Revised Statutes ("ORS"), the Company's Second Restated Articles of Incorporation (the "Articles") eliminates the liability of the Company's directors to the Company or its shareholders except for any liability related to (i) breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution under ORS 60.367; or (iv) any transaction from which the director derived an improper personal benefit. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

    ORS Section 60.391 allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation, or at least not opposed to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under ORS Sections 60.387 to 60.414, corporations may not indemnify a director or officer against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. ORS Section 60.394 mandates indemnification for all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. The corporation may not indemnify a person unless it is determined by one of the following, that the person met the prescribed standard of conduct set out in ORS Section 60.391: (i) the Board of Directors, by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (ii) if a quorum of directors not party to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding, (iii) by special legal counsel selected by the Board of Directors or such committee thereof, as described in (i) and (ii) above, or (iv) by the shareholders. Finally, pursuant to ORS Section 60.401, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in ORS Section 60.391.

    ORS Section 60.414 also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders, or otherwise.

    The Articles provide that the Company is required to indemnify, to the fullest extent not prohibited by law, any current or former director who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person serves or served as a director of the Company. The Articles also provide that the Company is permitted to indemnify, to the fullest extent not prohibited by law, any current or former officer who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person is or was an officer of the Company.

    The Company has entered into indemnification agreements with each of the Company's executive officers and directors. In general, these indemnification agreements require the Company to indemnify such persons against certain liabilities, expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director and/or an officer of the Company or any of its affiliated enterprises. Such indemnification agreements also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

    The Company has directors' and officers' liability insurance coverage that insures directors and officers of the Company and its subsidiaries against certain liabilities.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

    Not Applicable.

Item 8. EXHIBITS

Exhibit Number
5.1	Opinion of Perkins Coie LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (see Signature Page).
99.1	Merix Corporation 1994 Stock Incentive Plan as amended September 28, 2000.
99.2	Merix Corporation 2000 Nonqualified Stock Option Plan

Item 9. UNDERTAKINGS

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 27th day of April 2001.

MERIX CORPORATION
By:	/s/ MARK R. HOLLINGER MARK R. HOLLINGER CHIEF EXECUTIVE OFFICER AND PRESIDENT

POWERS OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark R. Hollinger and Janie S. Brown, and each of them, attorneys-in-fact for the undersigned, each with full power of substitution, for the undersigned in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below and on the dates indicated:

Signature	Title

/s/ MARK R. HOLLINGER MARK R. HOLLINGER	CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR (PRINCIPAL EXECUTIVE OFFICER)
/s/ JANIE S. BROWN JANIE S. BROWN	VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)
/s/ DEBORAH A. COLEMAN DEBORAH A. COLEMAN	CHAIR OF THE BOARD OF DIRECTORS
/s/ CARLENE M. ELLIS CARLENE M. ELLIS	DIRECTOR

/s/ WILLIAM LATTIN WILLIAM LATTIN	DIRECTOR
/s/ WILLIAM MCCORMICK WILLIAM MCCORMICK	DIRECTOR
DR. KOICHI NISHIMURA	DIRECTOR
/s/ ROBERT C. STRANDBERG ROBERT C. STRANDBERG	DIRECTOR

EXHIBIT INDEX

Exhibit Number	Document Description
5.1	Opinion of Perkins Coie LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (see Signature Page).
99.1	Merix Corporation 1994 Stock Incentive Plan as amended September 28, 2000.
99.2	Merix Corporation 2000 Nonqualified Stock Option Plan.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWERS OF ATTORNEY
EXHIBIT INDEX